SECURITIES AND EXCHANGE COMMISSION

                               Washington, D.C.



                                   FORM 8-K

                                CURRENT REPORT



                    Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934

  Date of Report (date of earliest event reported):  January 23, 1997



                                RENTECH, INC.
              (Exact name of registrant as specified in charter)



  Colorado                      0-19260                 84-0957421
  (State or other               Commission              I.R.S. Employer
  jurisdiction of               File No.                Identification No.
  incorporation or
  organization)

  1331 17th Street, Suite 720, Denver, Colorado              80202
  (Address of principal executive offices)               (Zip Code)

  Registrant's telephone number, including area code:  (303) 298-8008



  Item 5.  Other Events.

       Rentech, Inc. extended its right to purchase the assets of Okon, Inc. from January 24, 1997 to March 14, 1997. Okon, Inc. is a Lakewood, Colorado company engaged in the business of producing and selling water repellent sealers and stains for wood, concrete and masonry. In order to provide the $50,000 in cash required for extension of the closing, Rentech made a private placement of 1,479,000 shares of its $.01 par value common stock on January 23, 1997 for $73,950. Completion of the acquisition depends upon Rentech's ability to obtain capital in the amount of $950,000, the remaining cash balance for the purchase. The remainder of the purchase price in the amount of $300,000 would be payable according to the terms of a promissory note payable in 12 monthly installments commencing one year after the closing. The Okon transaction is subject to other material terms and conditions as described in the purchase agreement filed as an exhibit to Rentech's Current Report on Form 8-K dated December 16, 1996.

       Rentech is pursuing funding for the acquisition of the Okon assets as well as for Rentech's capital contribution of $200,000 in cash to ITN/ES LLC. The agreement for forming ITN/ES LLC and developing its technologies was filed as an exhibit to Rentech's Current Report on Form 8-K dated November 7, 1996. If Rentech is able to fund its capital contribution, the technologies of ITN/ES will include production of thin-film electronic substrates by deposition upon which computer chips can be mounted; advanced processes for ceramic deposition on materials to improve their capacity to withstand heat and wear; and utilization of shape memory alloys that are highly advanced metals which by the proper application of heat, cold or electrical impulse can perform a mechanical function with precision for long periods of time. There are no assurances that such funding can be obtained or that acquisition of the assets or completion of the ITN/ES LLC transaction will be completed.


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                                  SIGNATURE

       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    RENTECH, INC.



                                      (signature)
  Date:  January 30, 1997     By:   -------------------------------------
                                    Dennis L. Yakobson, President